September 12, 2012

Excelsior Multi-Strategy Hedge Fund of Funds Master Fund, LLC
225 High Ridge Road
Stamford, Connecticut 06905

Ladies and Gentlemen:

We have acted as special counsel to Excelsior Multi-Strategy Hedge Fund of Funds Master Fund, LLC (the "Fund"), a limited liability company organized under the laws of the State of Delaware, in connection with the preparation and filing by the Fund with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form N-14 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale of units of limited liability company interest of the Fund ("Units").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In this capacity, we have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other agreements, certificates and documents of public officials, officers and other representatives of the Fund and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for our opinion set forth below.  We have relied, without independent investigation, as to factual matters on the representations and warranties contained in the Registration Statement and on representations of officers and other representatives of the Fund.

We have assumed (a) the legal capacity of all natural persons executing the Registration Statement and such other agreements, certificates and documents, (b) the genuineness of all signatures thereon, (c) the authority of all persons signing the Registration Statement and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Fund, (d) the authenticity of all documents submitted to us as originals and (e) the conformity to the original of all copies submitted to us as telecopies, photocopies or conformed copies and the authenticity of the originals of such copies.  As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

Excelsior Multi-Strategy Hedge Fund of Funds Master Fund, LLC
September 12, 2012
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Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that Units, when issued in the manner described in the prospectus contained in the Registration Statement (the "Prospectus"), will be validly issued, fully paid and non-assessable.

We are attorneys admitted to practice in the State of New York.  The opinion expressed above is limited to the Federal laws of the United States and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Schulte Roth & Zabel LLP